January 25, 1996




Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179

Ladies and Gentlemen:

      I am an Assistant General Counsel of Sears, Roebuck and Co. (the "Company"). I have examined (i) Registration Statement No. 33-58139 as filed with the Securities and Exchange Commission on March 17, 1995 and Amendment No. 1 thereto (together, the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Act") of $3,000,000,000 aggregate initial offering price of debt securities of Sears Roebuck Acceptance Corp., for an offering to be made on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Act, (ii) the final prospectus, dated January 18, 1996, relating to the offering and sale of $3,000,000,000 of the aforesaid debt securities, which is part of the Registration Statement (the "Prospectus"), and the Prospectus Supplement, dated January 18, 1996, (the "Prospectus Supplement") relating to the offering and sale of $250,000,000 aggregate principal amount of 6 1/8% Notes due January 15, 2006 of the Company (the "Notes"), (iii) the Indenture dated as of May 15, 1995 between the Company and The Chase Manhattan Bank (National Association), as Trustee, relating to the aforesaid debt securities, (v)
(a) the Underwriting Agreement dated September 7, 1995 between the Company and Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Brothers Inc and (b) the Pricing Agreement pursuant thereto dated January 18, 1996 between the Company and Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Brothers Inc, as the several Underwriters identified in Schedule I thereto, relating to the sale of the Notes, and (vi) the form of the Notes. I am familiar with the proceedings heretofore taken by the Company in connection with the authorization, registration, issuance and sale of the Notes.

      I am of the opinion that the Notes are legally issued and binding obligations of Sears Roebuck Acceptance Corp. in accordance with their terms, subject to insolvency, bankruptcy, reorganization or other laws relating to or affecting the enforcement of creditors' rights and to general equity principles.

      I consent to the incorporation by reference of this opinion into the Registration Statement, and to the references to me in the Prospectus and Prospectus Supplement.

                                          Very truly yours,

                                          /S/Robert J. Pence

                                          Robert J. Pence